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                                                                  EXHIBIT 2.7(g)

                              R&A MANAGEMENT, LLC
                       360 SOUTH MONROE STREET, SUITE 600
                             DENVER, COLORADO 80209


                                 June 29, 1999


Charter Communications, Inc.
12444 Powerscourt Drive
St. Louis, Missouri 63131
Attention:  Curtis S. Shaw, Esq.

     Re: Purchase and Sale Agreement by and among the persons or entities listed on the signature pages thereto, InterLink Communications Partners, LLLP, Charter Communications, Inc., dated as of April 26, 1999 (the "Purchase Agreement").

Ladies and Gentlemen:

     Capitalized terms used herein and not defined shall have the meanings set forth in the Purchase Agreement. Buyer has assigned its rights under the Purchase Agreement to Charter Communications Operating, LLC ("CCO")

     The Purchased Interests to be acquired by CCO include the stock of the following partners of the Company: (i) ING Media C Corp., (ii) WS InterLink Corp., and (iii) Nassau InterLink Corp. (collectively, the "Blocker Corporations"). We have previously informed you that there are a few inaccuracies in the executed Purchase Agreement with respect to the Blocker Corporations.

     Sections 4.4(b) of the Purchase Agreement contains a representation and warranty that none of the Blocker Corporations has any obligations or liabilities. In fact, there are promissory notes from ING Media C Corp. to its shareholders that are included in the Purchased Interests that will be acquired by CCO.

     The representation and warranty in Section 4.4(d) of the Purchase Agreement contains a reference to the audited consolidated balance sheets of the Blocker Corporations. In fact, the Blocker Corporations do not have audited financial statements.

     Section 5.4 of the Purchase Agreement provides that the Purchased Interests constitute all of the outstanding partnership interests of the Company.

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Section 5.4 should correctly state that the partnership interests held by ING
Media C Corp., WS InterLink Corp. and Nassau InterLink Corp., together with all of the other partnership interests included in the Purchased Interests, constitute all of the equity interests of the Company.

     Finally, there is a reference in the last sentence of Section 5.4 of the Purchase Agreement to the "Credit Facility." This reference should correctly be to the RAP Credit Facility (as such term is defined in the RAP Agreement).

     This letter shall constitute an amendment to the Purchase Agreement correcting the specific references contained herein. This letter may be executed in one or more counterparts and each executed copy shall constitute an original.

     Please indicate your agreement to correct the specific references discussed herein and your waiver of any claims based upon breaches of the representations and warranties as a result of the incorrect references in the specific representations and warranties of the Purchase Agreement set forth herein by executing the acknowledgment below and returning a copy to the undersigned.

                              Very truly yours,


                              INTERLINK COMMUNICATIONS PARTNERS, LLLP


                              By: Rifkin, Co., its General Partner


                              By: /s/ Kevin B. Allen
                                  _________________________________
                                   Kevin B. Allen, Vice President


ACKNOWLEDGED AND AGREED:

CHARTER COMMUNICATIONS OPERATING, LLC

By: /s/ Curtis S. Shaw
    ____________________________


Its: Senior Vice President
     _________________________________

Date: August 2, 1999
      _________________________________


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